Exhibit 99.1

August 7, 2024
The AZEK Company Announces Third Quarter and Year-To-Date Fiscal 2024 Results; Reaffirms Second Half of Fiscal 2024 Outlook and Raises Bottom End of Full-Year Fiscal 2024 Outlook
Residential Segment Execution Delivered Above-Market Growth, Strong Net Profit Margin and Record Adjusted EBITDA Margin
Initiatives Drove Mid-Single-Digit Residential Sell-Through Growth and Double-Digit Deck, Rail & Accessories Sell-Through Growth

THIRD QUARTER FISCAL 2024 FINANCIAL HIGHLIGHTS
•Consolidated Net Sales increased 12% year-over-year to $434.4 million; Adjusted Net Sales excluding results for Vycom increased 18% year-over-year
•Residential Segment Net Sales increased 18% year-over-year to $416.0 million
•Gross profit margin expanded 380 basis points year-over-year to 37.8%; Adjusted Gross Profit Margin expanded 350 basis points year-over to 38.7%
•Net Income increased 45% year-over-year to $50.1 million; Adjusted Net Income increased 38% year-over-year to $62.0 million
•Net profit margin expanded 260 basis points year-over-year to 11.5%
•Adjusted EBITDA increased 24% year-over-year to $119.4 million; Residential Segment Adjusted EBITDA increased 33% year-over-year to $117.0 million
•Adjusted EBITDA Margin expanded 260 basis points year-over-year to 27.5%
•EPS increased $0.11 year-over-year to $0.34 per share; Adjusted Diluted EPS increased $0.12 year-over-year to $0.42 per share

RECENT COMPANY HIGHLIGHTS
•Delivered record fiscal third quarter financial results across Net Sales, Gross Profit, Adjusted Gross Profit, Net Income and Adjusted EBITDA
•Strong margin expansion driven by operating leverage, productivity initiatives and materials savings
•Generated $195 million of cash provided by operating activities and $178 million of Free Cash Flow
•Announced new $600 million share repurchase program and entered into $50 million accelerated share repurchase program
•Recognized as one of the best composite decking brands by U.S. News and World Report, Good Housekeeping Home Improvement & Outdoor Lab evidencing strong brand momentum

Chicago, Ill. (BUSINESS WIRE) – The AZEK Company Inc. (NYSE: AZEK) (“AZEK” or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim and StruXure® pergolas, today announced preliminary financial results for its fiscal third quarter ended June 30, 2024.

CEO COMMENTS
"The AZEK team delivered record financial results this quarter, as we continued to execute our strategy to drive material conversion, above-market growth and margin expansion,” said Jesse Singh, CEO of The AZEK Company. “Our focus on manufacturing productivity, cost reduction initiatives, including increasing the amount of recycled content in our products, and operating leverage enabled us to deliver net profit margin expansion of 260 basis points year-over-year to 11.5% and Adjusted EBITDA Margin expansion of 260 basis points year-over-year to a record 27.5%. We also delivered strong cash generation this quarter, and our Board of Directors recently authorized a $600 million expansion of our share repurchase program. As a result of our performance, we are reaffirming our outlook for the second half of the fiscal year and raising the bottom end of our full-year guidance and outlook, demonstrating our confidence in our ability to outperform the market and deliver long-term margin expansion through AZEK-specific initiatives,” continued Mr. Singh.
“During the fiscal third quarter, Residential segment net sales increased approximately 18% year-over-year driven by strength in Deck, Rail and Accessories which saw double-digit sell-through growth to our professional dealer and retailer partners. Overall, Residential segment sell-through grew mid-single-digits year-over-year as our initiatives offset a down repair & remodel market. Exteriors experienced some market-driven softness in the quarter after delivering solid growth over the last five years. We also saw our channel partners purchase approximately $35 million of product earlier this June than in the prior year to ensure strong service levels throughout the building season, and we are adjusting our fiscal fourth quarter assumptions given the timing of these shipments,” said Mr. Singh.
“The benefit of our shelf space gains in recent years, combined with AZEK-specific initiatives driving conversion, strong brand momentum and new product innovations have enabled us to sustain our growth. We are seeing great momentum in our 2024 new product launches, including TimberTech Composite Terrain+™ decking and TimberTech Aluminum Framing substructure. Most recently, we initiated a regional launch of our first galvanized steel railing solution, TimberTech Fulton Rail, which further expands our multi-option railing portfolio across price points. We expect to see the impact of new channel expansion in fiscal year 2025, including our recently announced Doman Building Materials decking distribution partnership, which we believe will enable us to more aggressively expand in and convert the Canadian market,” stated Mr. Singh.
“Once again, our TimberTech brand was recognized for its beauty, innovation and performance by industry experts. TimberTech was recognized by U.S. News and World Report as the composite decking brand with the Best Natural Wood Look, by Good Housekeeping’s Home Improvement & Outdoor Lab as the best overall engineered decking pick, and by Architizer’s A+ Product Awards, receiving a special mention in the Innovation Category as chosen by architects. Our innovative product portfolio with premium characteristics, coupled with our brand momentum accelerating from marketing investments and recent channel expansion gains, continue to differentiate us as the leader in sustainable outdoor living building materials. I would once again like to thank AZEK’s excellent team and partners for their continued commitment and successful execution,” continued Mr. Singh.

THIRD QUARTER FISCAL 2024 CONSOLIDATED RESULTS
Net sales for the three months ended June 30, 2024 increased by $46.8 million, or 12%, to $434.4 million from $387.6 million for the three months ended June 30, 2023. The increase was primarily due to higher sales volume in our Residential segment attributable to key growth initiatives, including channel expansion, new products and downstream sales and marketing investments, driving demand for AZEK products, partially offset by the effect of the sale of our Vycom business in our Commercial segment. Net sales for the three months ended June 30, 2024 increased for our Residential segment by $64.4 million, or 18%, and decreased for our Commercial segment by $17.6 million, or 49%, respectively, as compared to the prior year period. The decrease in our Commercial segment was primarily due to the sale of our Vycom business. Vycom net sales were $18.6 million for the three months ended June 30, 2023.
Gross profit increased by $32.4 million to $164.3 million for the three months ended June 30, 2024, compared to $131.9 million for the three months ended June 30, 2023. Gross profit margin increased by 380 basis points to 37.8% for the three months ended June 30, 2024 compared to 34.0% for the three months ended June 30, 2023.
Effective as of December 31, 2023, AZEK has revised the definition of Adjusted Gross Profit to no longer exclude depreciation expense and the prior period has been recast to reflect the change. Adjusted Gross Profit increased by $31.7 million to $168.1 million for the three months ended June 30, 2024, compared to $136.4 million for the three months ended June 30, 2023. Adjusted Gross Profit Margin increased by 350 basis points to 38.7% for the three months ended June 30, 2024 compared to 35.2% for the three months ended June 30, 2023.
Net income increased by $15.5 million to $50.1 million, or $0.34 per share, for the three months ended June 30, 2024, compared to $34.6 million, or $0.23 per share, for the three months ended June 30, 2023. Net profit margin expanded 260 basis points to 11.5% for the three months ended June 30, 2024, as compared to net profit margin of 8.9% for the three months ended June 30, 2023.
Adjusted EBITDA increased by $22.8 million to $119.4 million for the three months ended June 30, 2024, compared to Adjusted EBITDA of $96.7 million for the three months ended June 30, 2023. Adjusted EBITDA Margin expanded 260 basis points to 27.5% from 24.9% for the prior year period.
Adjusted Net Income increased by $17.2 million to $62.0 million, or Adjusted Diluted EPS of $0.42 per share, for the three months ended June 30, 2024, compared to Adjusted Net Income of $44.8 million, or Adjusted Diluted EPS of $0.30 per share, for the three months ended June 30, 2023.

BALANCE SHEET, CASH FLOW and LIQUIDITY
As of June 30, 2024, AZEK had cash and cash equivalents of $346.9 million and approximately $147.8 million available for future borrowings under its Revolving Credit Facility. Total gross debt, including finance leases, as of June 30, 2024, was $666.6 million.
Net Cash Provided by Operating Activities for the three months ended June 30, 2024, increased by $23.3 million year-over-year to $195.1 million. Free Cash Flow for the three months ended June 30, 2024, increased by $12.5 million year-over-year to $177.5 million.
During the quarter, AZEK repurchased approximately 0.9 million initial shares of its Class A common stock under a $50 million accelerated share repurchase agreement (“ASR”). The final settlement of the ASR is based on the volume-weighted average price of our Class A common stock over the repurchase period, subject to certain adjustments. The ASR settled on August 5, 2024 and AZEK received an additional 0.3 million shares of its Class A common stock bringing the total ASR to approximately 1.2 million shares. As of June 30, 2024, AZEK had approximately $625.3 million available for repurchases under its existing share repurchase program.

OUTLOOK

“As we look at the remainder of the year, we are reaffirming our outlook for the second half of fiscal 2024 and raising the bottom end of our full-year fiscal 2024 guidance. We continue to assume Residential sell-through growth to be in the mid-single-digits in the fiscal fourth quarter, as we see our initiatives driving continued outperformance relative to anticipated softer trends in the broader repair & remodel markets. Over the last few months, we have seen some choppiness in the broader construction economy and are assuming a down market for the remainder of fiscal year 2024. We expect our channel to end the fiscal year at or below historical inventory days on hand. We continue to see strong growth in our internal digital and engagement metrics and believe that there is pent-up demand that will be realized as the broader market improves. We remain confident in our ability to drive double-digit growth over the long-term, as we continue to prove the resiliency and growth potential that is an outcome of the AZEK business model,” continued Mr. Singh.
AZEK provides certain of its outlook on a non-GAAP basis, as the Company cannot predict some elements that are included in reported GAAP results, including the impact of acquisition costs and other costs. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.
For the full-year fiscal 2024, AZEK now expects consolidated net sales in the range of $1.422 to $1.438 billion, representing an increase from the outlook range of $1.407 to $1.438 billion and Adjusted EBITDA in the range of $370 to $380 million, representing an increase from the outlook range of $364 to $380 million. Adjusted EBITDA Margin is expected to be in the range of 26.0% to 26.4%, an increase from approximately 25.8% to 26.4% from the prior outlook.
AZEK expects Residential segment net sales in the range of $1.351 to $1.365 billion, representing approximately 10% to 12% year-over-year growth, and Segment Adjusted EBITDA in the range of $358 to $367 million. AZEK expects the Commercial segment’s Scranton Products business to deliver net sales in the range of $71 to $73 million and Adjusted EBITDA in the range of $12 to $13 million. Capital expenditures for fiscal year 2024 continue to be expected in the range of $90 to $95 million.
For the fourth quarter of fiscal 2024, AZEK expects consolidated net sales between $329 to $345 million and Adjusted EBITDA between $82 to $92 million. Adjusted EBITDA Margin is expected to be in the range of 24.9% to 26.7%. We expect that our fiscal fourth quarter net sales will be impacted by approximately $35 million due to the timing of purchases in the prior quarter to ensure strong in-season service.
“We believe we are well positioned to win across any market scenario and continue to see substantial opportunities for material conversion to our types of low-maintenance, long-lasting materials. From 2019 to 2023, our Deck, Rail & Accessories business has experienced a 17% compounded annual growth rate (CAGR) and our Exteriors business has grown at a 16% CAGR, demonstrating the strength and resiliency of our business. Our fiscal year 2024 Residential segment guidance implies 10% to 12% year-over-year net sales growth and 42% to 45% year-over-year Segment Adjusted EBITDA growth. Consistent with our multi-year track record, we are well positioned to drive above-market growth in fiscal year 2024, fiscal year 2025 and over the long-term by continuing to execute our growth strategy. We continue to see significant opportunity for cost reduction, recycling and productivity, and we expect to build upon the multi-year margin initiatives we have executed upon to achieve our annual Adjusted EBITDA Margin target of 27.5%,” concluded Mr. Singh.

CONFERENCE CALL AND WEBSITE INFORMATION
AZEK will hold a conference call to discuss the results today, Wednesday, August 7, 2024, at 4:00 p.m. (CT). To access the live conference call, please register for the call in advance by visiting https://

registrations.events/direct/Q4I108409. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the AZEK’s website at investors.azekco.com/events-and-presentations/. AZEK uses its investor relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 770-2030 or (609) 800-9909. The conference ID for the replay is 10840. The replay will be available until 10:59 p.m. (CT) on August 20, 2024. In addition, an earnings presentation will be posted and available on the AZEK investor relations website prior to the conference call.

ABOUT THE AZEK® COMPANY
The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure® pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, our products are made from up to 85% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Climate Leaders by USA Today, a Top Workplace by the Chicago Tribune and U.S. News and World Report, and a winner of the 2024 Real Leaders® Impact Awards. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan, Minnesota and Texas. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical facts, including statements regarding future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements. Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our environmental, social and governance targets and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and our communities; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives; statements about any stock repurchase plans, including the expected settlement date of the ASR; statements about potential new products and product innovation; statements regarding the potential impact of global events; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including inflation and interest rates, supply and demand balance, growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about our production levels; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Reports on Form 10-K and Form 10-K/A, Quarterly Reports on Form 10-Q and in our other filings with the U.S. Securities and Exchange Commission. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those contained in any forward-looking statements we may make. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect and should not place undue reliance on forward-looking statements.
These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release, except as required by law.

NON-GAAP FINANCIAL MEASURES
To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance and liquidity from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance and liquidity over multiple periods with other companies in our industry.
•Adjusted Gross Profit: Beginning for the three months ended December 31, 2023, we define Adjusted Gross Profit as gross profit before amortization, business transformation costs, acquisition costs and certain other costs. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales. Prior to the three months ended December 31, 2023, depreciation was also excluded from Adjusted Gross Profit. We believe that including depreciation expense in our Adjusted Gross Profit definition will result in easier comparability to our peers. Presentations of Adjusted Gross Profit and Adjusted Gross Profit Margin for prior periods have been recast to conform to the current period presentation for comparability.
•Adjusted Net Income: Defined as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering and secondary offering costs and certain other costs.

•Adjusted Diluted EPS: Defined as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.
•Adjusted EBITDA: Defined as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales.
•Net Leverage: Equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA.
•Free Cash Flow: Defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment.
In addition, we provide Adjusted Net Sales excluding Vycom, which is a non-GAAP measure that we define as Consolidated Net Sales excluding the impact from the divested Vycom business. We believe Adjusted Net Sales excluding Vycom is useful to investors because it reflects the ongoing trends in our business following the divestiture of Vycom.
These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. See the accompanying earnings tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.
Segment Adjusted EBITDA
Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our Annual Report on Form 10-K/A for fiscal 2023 and our Consolidated Financial Statements and related notes included therein.

The AZEK Company Inc.
Consolidated Balance Sheets
(In thousands of U.S. dollars, except for share and per share amounts)

in thousands	June 30, 2024	September 30, 2023
		(As Restated)
ASSETS:
Current assets:
Cash and cash equivalents	$ 346,948	$ 278,314
Trade receivables, net of allowances	67,619	57,660
Inventories	204,871	195,600
Prepaid expenses	9,736	13,595
Other current assets	27,519	16,123
Total current assets	656,693	561,292
Property, plant and equipment - net	459,369	501,023
Goodwill	967,816	994,271
Intangible assets - net	164,083	199,497
Other assets	92,767	87,793
Total assets	$ 2,340,728	$ 2,343,876
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 64,131	$ 56,015
Accrued rebates	59,203	60,974
Current portion of long-term debt obligations	6,000	6,000
Accrued expenses and other liabilities	84,713	66,727
Total current liabilities	214,047	189,716
Deferred income taxes	46,919	59,509
Long-term debt—less current portion	576,804	580,265
Other non-current liabilities	109,946	104,073
Total liabilities	947,716	933,563
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued or outstanding at June 30, 2024 and September 30, 2023, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 157,072,226 shares issued at June 30, 2024 and 155,967,736 shares issued at September 30, 2023, respectively	157	156
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 0 and 100 shares issued and outstanding at June 30, 2024 and at September 30, 2023, respectively	—	—
Additional paid‑in capital	1,684,739	1,662,322
Retained earnings (accumulated deficit)	60,639	(64,377)
Accumulated other comprehensive income (loss)	927	1,878
Treasury stock, at cost, 12,377,929 and 8,268,423 shares at June 30, 2024 and September 30, 2023, respectively	(353,450)	(189,666)
Total stockholders' equity	1,393,012	1,410,313
Total liabilities and stockholders' equity	$ 2,340,728	$ 2,343,876

The AZEK Company Inc.
Consolidated Statements of Comprehensive Income
(In thousands of U.S. dollars, except for share and per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
in thousands	2024	2023	2024	2023
		(As Restated)		(As Restated)
Net sales	$ 434,369	$ 387,553	$ 1,093,221	$ 981,504
Cost of sales	270,045	255,639	681,174	696,529
Gross profit	164,324	131,914	412,047	284,975
Selling, general and administrative expenses	88,598	72,490	249,042	220,211
Other general expenses	—	1,065	—	1,065
Loss (gain) on disposal of property, plant and equipment	(49)	95	2,049	278
Operating income	75,775	58,264	160,956	63,421
Other income and expenses:
Interest expense, net	7,863	10,408	24,453	30,481
Gain on sale of business	(90)	—	(38,390)	—
Total other (income) and expenses	7,773	10,408	(13,937)	30,481
Income before income taxes	68,002	47,856	174,893	32,940
Income tax expense	17,892	13,216	49,877	9,810
Net income	$ 50,110	$ 34,640	$ 125,016	$ 23,130
Other comprehensive income (loss):
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	$ 236	$ 3,953	$ (951)	$ 691
Total other comprehensive income (loss)	236	3,953	(951)	691
Comprehensive income	$ 50,346	$ 38,593	$ 124,065	$ 23,821

Net income per common share:
Basic	$ 0.34	$ 0.23	$ 0.86	$ 0.15
Diluted	0.34	0.23	0.84	0.15

Weighted-average common shares outstanding:
Basic	145,439,955	150,140,392	146,159,550	150,610,890
Diluted	147,495,902	151,069,954	148,011,393	151,056,199

The AZEK Company Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Nine Months Ended June 30,
	2024	2023
		(As Restated)
Operating activities:
Net income	$ 125,016	$ 23,130
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation	66,135	63,504
Amortization of intangibles	29,876	35,035
Non-cash interest expense	1,236	1,236
Non-cash lease expense	(102)	(188)
Deferred income tax (benefit) provision	(12,284)	1,599
Non-cash compensation expense	20,684	13,608
Fair value adjustment for contingent consideration	—	250
Loss on disposition of property, plant and equipment	2,049	1,919
Gain on sale of business	(38,390)	—
Changes in certain assets and liabilities:
Trade receivables	(12,256)	15,441
Inventories	(28,029)	83,401
Prepaid expenses and other currents assets	(10,012)	(9,590)
Accounts payable	5,696	11,308
Accrued expenses and interest	14,448	(5,803)
Other assets and liabilities	(86)	1,043
Net cash provided by operating activities	163,981	235,893
Investing activities:
Purchases of property, plant and equipment	(54,433)	(54,059)
Proceeds from disposition of fixed assets	326	173
Divestiture, net of cash disposed	131,783	—
Acquisitions, net of cash acquired	(5,962)	(161)
Net cash provided by (used in) investing activities	71,714	(54,047)
Financing activities:
Payments on Term Loan Agreement	(4,500)	(4,500)
Proceeds under revolving credit facility	—	25,000
Payments under revolving credit facility	—	(25,000)
Principal payments of finance lease obligations	(2,132)	(1,958)
Payments of INTEX contingent consideration	—	(5,850)
Exercise of vested stock options	19,418	11,111
Cash paid for shares withheld for taxes	(4,853)	(1,381)
Purchases of treasury stock	(174,994)	(55,488)
Net cash used in financing activities	(167,061)	(58,066)
Net increase in cash and cash equivalents	68,634	123,780
Cash and cash equivalents – Beginning of period	278,314	120,817
Cash and cash equivalents – End of period	$ 346,948	$ 244,597
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$ 34,843	$ 34,581
Cash paid for income taxes, net	70,338	21,003
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$ 7,648	$ 14,299
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	11,639	2,828

Segment Results from Operations
Residential Segment
The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Consolidated Financial Statements for the three and nine months ended June 30, 2024 and 2023.

	Three Months Ended June 30,				Nine Months Ended June 30,
(U.S. dollars in thousands)	2024	2023	$ Variance	% Variance	2024	2023	$ Variance	% Variance
		(As Restated)				(As Restated)
Net sales	$ 416,009	$ 351,608	$ 64,401	18.3%	$ 1,041,550	$ 873,208	$ 168,342	19.3%
Segment Adjusted EBITDA(1)	116,965	87,887	29,078	33.1%	279,330	160,124	119,206	74.4%
Segment Adjusted EBITDA Margin	28.1%	25.0%	N/A	N/A	26.8%	18.3%	N/A	N/A

(1)Effective as of December 31, 2023, Residential segment Adjusted EBITDA includes all corporate expenses, such as selling, general and administrative costs related to our corporate offices, including payroll and other professional fees. The prior periods have been recast to reflect the change.

Commercial Segment
The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Consolidated Financial Statements for the three and nine months ended June 30, 2024 and 2023.

	Three Months Ended June 30,				Nine Months Ended June 30,
(U.S. dollars in thousands)	2024	2023		% Variance	2024	2023		% Variance
Net sales	$ 18,360	$ 35,945	$ (17,585)	(48.9) %	$ 51,671	$ 108,296	$ (56,625)	(52.3) %
Segment Adjusted EBITDA	2,455	8,780	(6,325)	(72.0) %	8,257	21,763	(13,506)	(62.1) %
Segment Adjusted EBITDA Margin	13.4%	24.4%	N/A	N/A	16.0%	20.1%	N/A	N/A

Adjusted Net Sales Excluding Vycom Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2024	2023	2024	2023
Net sales	434369	387553	1093221	981504
Impact from sale of Vycom business	-	(18,591)	(3,319)	(59,572)
Adjusted net sales excluding Vycom	434369	368962	1089902	921932

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2024	2023	2024	2023
		(As Restated)		(As Restated)
Net Income	$ 50,110	$ 34,640	$ 125,016	$ 23,130
Interest expense, net	7,863	10,408	24,453	30,481
Depreciation and amortization	31,871	33,063	96,012	98,539
Income tax expense	17,892	13,216	49,877	9,810
Stock-based compensation costs	5,828	4,164	20,595	13,747
Acquisition and divestiture costs(1)	364	—	1,012	4,535
Gain on sale of business(2)	(90)	—	(38,390)	—
Secondary offering costs	—	1,065	—	1,065
Other costs(3)	5,582	111	9,012	580
Total adjustments	69,310	62,027	162,571	158,757
Adjusted EBITDA	$ 119,420	$ 96,667	$ 287,587	$ 181,887

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
		(As Restated)		(As Restated)
Net Profit Margin	11.5%	8.9%	11.4%	2.4%
Interest expense, net	1.8%	2.7%	2.2%	3.1%
Depreciation and amortization	7.4%	8.5%	8.8%	9.9%
Income tax expense	4.1%	3.4%	4.6%	1.0%
Stock-based compensation costs	1.3%	1.1%	1.9%	1.4%
Acquisition and divestiture costs	0.1%	— %	0.1%	0.5%
Gain on sale of business	— %	— %	(3.5) %	— %
Secondary offering costs	— %	0.3%	— %	0.1%
Other costs	1.3%	— %	0.8%	0.1%
Total adjustments	16.0%	16.0%	14.9%	16.1%
Adjusted EBITDA Margin	27.5%	24.9%	26.3%	18.5%

(1)Acquisition and divestiture costs reflect costs related to acquisitions of $0.4 million in the three months ended June 30, 2024, and $0.5 million and $3.9 million in the nine months ended June 30, 2024 and 2023, respectively, and costs related to divestiture of $0.5 million and $0.7 million in the nine months ended June 30, 2024 and 2023, respectively.
(2)Gain on sale of business relates to the sale of the Vycom business.
(3)Other costs include costs related to the restatement of the AZEK’s consolidated financial statements and condensed consolidated interim financial information for each of the quarters within fiscal years ended September 30, 2023 and 2022, and for the fiscal quarter ended December 31, 2023 (the “Restatement”) of $4.9 million in the three and nine months ended June 30, 2024, costs related to removal of dispensable equipment resulting from a modification of the Company's manufacturing process of $2.4 million in the nine months ended June 30, 2024, reduction in workforce costs of $0.1 million in the three months ended June 30, 2023, and $0.3 million and $0.3 million in the nine months ended June 30, 2024 and 2023, respectively, costs for legal expenses of $0.7 million in the three months ended June 30, 2024, and $1.1 million and $0.2 million in the nine months ended June 30, 2024 and 2023, respectively, and other costs of $0.3 million and $0.1 million for the nine months ended June 30, 2024 and 2023, respectively.

Adjusted Gross Profit Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2024	2023	2024	2023
		(As Restated)		(As Restated)
Gross Profit	$ 164,324	$ 131,914	$ 412,047	$ 284,975
Amortization(1)	3,778	4,515	11,439	13,737
Other costs(2)	—	—	—	116
Adjusted Gross Profit	$ 168,102	$ 136,429	$ 423,486	$ 298,828

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
		(As Restated)		(As Restated)
Gross Margin	37.8%	34.0%	37.7%	29.0%
Amortization	0.9%	1.2%	1.0%	1.4%
Other costs	0.0%	0.0%	0.0%	0.0%
Adjusted Gross Profit Margin	38.7%	35.2%	38.7%	30.4%

(1)Effective as of December 31, 2023, AZEK revised the definition of Adjusted Gross Profit to no longer exclude depreciation expense. The prior periods have been recast to reflect the change.
(2)Other costs include costs related to a reduction in workforce of $0.1 million in the nine months ended June 30, 2024.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands, except per share amounts)	2024	2023	2024	2023
		(As Restated)		(As Restated)
Net Income	$ 50,110	$ 34,640	$ 125,016	$ 23,130
Amortization	9,840	11,578	29,876	35,035
Stock-based compensation costs(1)	475	1,062	4,188	3,422
Acquisition and divestiture costs(2)	364	—	1,012	4,535
Gain on sale of business(3)	(90)	—	(38,390)	—
Secondary offering costs	—	1,065	—	1,065
Other costs(4)	5,582	111	9,012	580
Tax impact of adjustments(5)	(4,269)	(3,646)	4,650	(11,764)
Adjusted Net Income	$ 62,012	$ 44,810	$ 135,364	$ 56,003

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
		(As Restated)		(As Restated)
Net Income	$ 0.34	$ 0.23	$ 0.84	$ 0.15
Amortization	0.07	0.07	0.20	0.23
Stock-based compensation costs	—	0.01	0.03	0.02
Acquisition and divestiture costs	—	—	0.01	0.03
Gain on sale of business	—	—	(0.26)	—
Secondary offering costs	—	0.01	—	0.01
Other costs	0.04	—	0.06	0.01
Tax impact of adjustments	(0.03)	(0.02)	0.03	(0.08)
Adjusted Diluted EPS(6)	$ 0.42	$ 0.30	$ 0.91	$ 0.37

(1)Stock-based compensation costs reflect expenses related to AZEK’s initial public offering. Expenses related to AZEK’s recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.
(2)Acquisition and divestiture costs reflect costs related to acquisitions of $0.4 million in the three months ended June 30, 2024, and $0.5 million and $3.9 million in the nine months ended June 30, 2024 and 2023, respectively, and costs related to divestiture of $0.5 million and $0.7 million in the nine months ended June 30, 2024 and 2023, respectively.
(3)Gain on sale of business relates to the sale of the Vycom business.

(4)Other costs include costs related to the Restatement of $4.9 million in the three and nine months ended June 30, 2024, costs related to removal of dispensable equipment resulting from a modification of AZEK’s manufacturing process of $2.4 million in the nine months ended June 30, 2024, reduction in workforce costs of $0.1 million in the three months ended June 30, 2023, and $0.3 million and $0.3 million in the nine months ended June 30, 2024 and 2023, respectively, costs for legal expenses of $0.7 million in the three months ended June 30, 2024, and $1.1 million and $0.2 million in the nine months ended June 30, 2024 and 2023, respectively, and other costs of $0.3 million and $0.1 million for the nine months ended June 30, 2024 and 2023, respectively.
(5)Tax impact of adjustments, except for gain on sale of business, are based on applying a combined U.S. federal and state statutory tax rate of 26.5% for the three and nine months ended June 30, 2024 and 2023, respectively. Tax impact of adjustment for gain on sale of business is based on applying a combined U.S. federal and state statutory tax rate of 42.1% for the three and nine months ended June 30, 2024, respectively.
(6)Weighted average common shares outstanding used in computing diluted net income per common share of 147,495,902 and 151,069,954 for the three months ended June 30, 2024 and 2023, respectively, and 148,011,393 and 151,056,199 for the nine months ended June 30, 2024 and 2023, respectively.

Free Cash Flow Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2024	2023	2024	2023
		(As Restated)		(As Restated)
Net cash provided by operating activities	$ 195,075	$ 171,751	$ 163,981	$ 235,893
Less: Purchases of property, plant and equipment	(17,554)	(6,775)	(54,433)	(54,059)
Free Cash Flow	$ 177,521	$ 164,976	$ 109,548	$ 181,834
Net cash provided by (used in) investing activities	$ (23,453)	$ (6,701)	$ 71,714	$ (54,047)
Net cash used in financing activities	$ (52,073)	$ (46,712)	$ (167,061)	$ (58,066)

Net Leverage Reconciliation

Twelve Months Ended June 30,
(In thousands)	2024
Net income	$ 164,247
Interest expense, net	33,265
Depreciation and amortization	130,017
Income tax expense	62,205
Stock-based compensation costs	25,552
Acquisition and divestiture costs	3,367
Secondary offering costs	—
Gain on sale of business	(38,390)
Other costs	9,275
Total adjustments	225,291
Adjusted EBITDA	$ 389,538
Long-term debt — less current portion	$ 576,804
Current portion	6,000
Unamortized deferred financing fees	3,460
Unamortized original issue discount	3,236
Finance leases	77,111
Gross debt	$ 666,611
Cash and cash equivalents	(346,948)
Net debt	$ 319,663
Net leverage	0.8x

OUTLOOK

We have not reconciled either of Adjusted EBITDA or Adjusted EBITDA Margin guidance to its most comparable GAAP measure as a result of the uncertainty regarding and the potential variability of, reconciling items such as the costs of acquisitions, which are a core part of our ongoing business strategy, and other costs. Such reconciling items that impact Adjusted EBITDA and Adjusted EBITDA Margin have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of each of Adjusted EBITDA and Adjusted EBITDA Margin to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA and Adjusted EBITDA Margin guidance and future GAAP results.

Investor Relations Contact:
Eric Robinson
312-809-1093
ir@azekco.com

Media Contact:
Amanda Cimaglia
312-809-1093
media@azekco.com

Source: The AZEK Company Inc.